Exhibit 99.1

FOR RELEASE:	December 29, 2010

Contact:	Douglas J. Glenn Executive Vice President, General Counsel and Chief Operating Officer (757) 217-3634
HAMPTON ROADS BANKSHARES ANNOUNCES COMPLETION OF
RIGHTS OFFERING AND SECOND CLOSING OF PRIVATE
PLACEMENT
Private Placement and Rights Offering Raise $295 Million in Capital
Company and Subsidiary Banks “Well-Capitalized” Under Applicable
Regulatory Requirements
     Norfolk, Virginia, December 29, 2010: Hampton Roads Bankshares, Inc. (NASDAQ: HMPR) (the “Company”), the holding company for Bank of Hampton Roads and Shore Bank, today announced the completion of a $40 million common stock rights offering (the “Rights Offering”), which expired at 5:00 p.m., Eastern Time, on December 10, 2010. The Company also announced the second and final closing of a private placement of its common stock with institutional investors (the “Private Placement”), in which the Company raised an additional $20 million on December 28, 2010. On September 30, 2010, in the first closing of the Private Placement, the Company sold $235 million worth of its common stock to institutional investors.
     In the Rights Offering, the Company offered 100 million shares of common stock at a price of $0.40 per share to existing holders of its common shares as of the close of business on September 29, 2010, including holders of the Company’s Series A and B preferred shares who tendered such shares in exchange offers required to be conducted by the agreements governing the Private Placement (the “Investment Agreements”). Eligible shareholders who elected to participate in the Rights Offering purchased 24.4 million shares. Pursuant to the Investment Agreements, institutional investors participating in the Private Placement honored their backstop commitments to purchase at the same price per share the remaining 75.6 million shares not purchased by shareholders eligible to participate in the Rights Offering.
     The Private Placement and Rights Offering raised a total of $295 million in new capital before offering expenses through the sale of 737.5 million shares of common stock at $0.40 per share.
     As of September 30, 2010, the Company, Bank of Hampton Roads and Shore Bank were “well-capitalized” under applicable banking regulations and the Company expects all entities to remain “well-capitalized” at December 31, 2010.
Caution about Forward-Looking Statements
     Certain information contained in this discussion may include “forward-looking statements.” These forward-looking statements relate to the expected capitalization of the Company and its subsidiaries at December 31, 2010. There can be no assurances that the Company, Bank of Hampton Roads and Shore Bank will remain “well-capitalized” at year end, or that other actual results, performance or achievements of the Company and its subsidiaries will not differ materially from those expressed or implied by the forward-looking statements. Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to, those described in the cautionary language included under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as amended, and the Company’s Quarterly Reports on Forms 10-Q for the quarters ended March 31, 2010, as amended, June 30, 2010, and September 30, 2010, and other filings made with the Securities and Exchange Commission. This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
About Hampton Roads Bankshares
     Hampton Roads Bankshares, Inc. is a bank holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. The Company’s primary subsidiaries are Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961 (the “Banks”). The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses. Currently, Bank of Hampton Roads operates twenty-seven banking offices in the Hampton Roads region of southeastern Virginia and twenty-three offices in Virginia and North Carolina doing business as Gateway Bank & Trust Co. Shore Bank serves the Eastern Shore of Maryland and Virginia through eight banking offices and fifteen ATMs. Through various affiliates, the Banks also offer mortgage banking services, insurance, title insurance, and investment products. Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol “HMPR.” Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.
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